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                                   EXHIBIT 4.2



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                              ASSUMPTION AGREEMENT

        THIS ASSUMPTION AGREEMENT (the "Assumption Agreement") is furnished by THE MAXIM GROUP, INC., a Delaware corporation ("Maxim"), to IMAGE INDUSTRIES, INC., a Delaware corporation ("Image"), pursuant to Section 3.1(e) of that certain Agreement and Plan of Reorganization, dated as of May 31, 1996, between Maxim, TMG-II Merger, Inc., a Delaware corporation, and Image (the "Agreement").

        1. In accordance with the provisions of Section 3.1(e) of the Agreement, Maxim, for itself, its successors and assigns, hereby assumes all of those certain obligations of Image under that certain Plan and Agreement of Conversion (the "Conversion Agreement"), dated July 30, 1993, among Image and certain optionholders thereof, to the optionholders parties to such Conversion Agreement (the "Assumed Obligations").

        2. The undertakings of Maxim referred to in this Assumption Agreement shall not in any way limit Maxim's right of recourse as set forth in the Agreement for any breach of the covenants, representations or warranties of Image contained therein. The assumption by Maxim of the Assumed Obligations contained herein shall not enlarge any rights or remedies of any third parties under any contracts or arrangements with Image. Nothing herein shall prevent Maxim from contesting with a third party in good faith any of the Assumed Obligations.

        IN WITNESS WHEREOF, Maxim has caused this Assumption Agreement to be executed and delivered under seal as of the 30th day of August, 1996.

                                       THE MAXIM GROUP, INC.

                                       By: /s/ A. J. Nassar
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                                             A. J. Nassar, President